EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No.1 to the Registration Statements on Form F-1 (No. 333-245703), related to the resale by the selling shareholders identified in the prospectus, of up to 20,160,241 common shares, and to the incorporation by reference therein of our report dated March 27, 2018, with respect to the consolidated statements of operations, comprehensive loss, changes in equity and cash flows for the year ended December 31, 2017 included in the Amendment No. 1 on Form 20-F/A of Liminal BioSciences Inc. for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montreal, Canada

September 14, 2020